Exhibit 1

                                    Contract

THIS CONTRACT is entered by and between Toups Technology Licensing, Inc., a US corporation headquartered at Suite 105, 7887 Bryan Diary Road, Largo, Florida 33777 USA (hereinafter "TTL") and Company De Luz Y Fuerza De Terrenas, C. por A. headquartered at Polvorin No. 7, Ciudad Colonial, Santo Domingo, Dominican Republic (hereinafter "Utility"), and;

WHEREAS TTL is the exclusive world-wide licensee to everything of any nature derived from US Patents 5,435,274 "Electrical Power Generation without Harmful Emissions; 5,692,459 "Pollution Free Vehicle Operation" and patents pending (the "Patents") and TTL has authored and published two documents titled Certification 1 published May 16, 1998 and Certification 2 October 14, 1998 relating to the Patents (collectively the "AquaFuel(TM) Technology"), and;

WHEREAS the Utility is a private energy provider/utility with its own transmission lines Providing electric power and the Utility is pre-qualified to purchase and intends to purchase up-to 1,200 Mega-Watts of installed capacity from C.D.E. and install an additional 200-300 megawatts throughout the Dominican Republic in 10-30 megawatt units to private enterprises, and;

WHEREAS, TTL and the Utility are jointly interested in undertaking together a joint effort to design and construct a facility for the production of AquaFuel
(TM) as hereinafter defined in such quantities and according to such terms and conditions as set forth throughout this Letter of Intent, and;

WHEREAS, TTL has submitted a detailed six-phased program designed to achieve the mutual goals of the parties hereto in the form of a correspondence from TTL to the Utility dated October 18, 1998, the components of which are incorporated herein and made a part hereof.

NOW, THEREFORE, as an inducement to form the TTL-Utility joint venture envisioned throughout this Agreement, the Utility represents it has, among other things, arranged for the purchase of 1.653 Gigawatts of output of AquaFuel at the rate of $0.0435 per kilowatt-hour with an annual value of approximately $72,020,340 per year for a period of twenty-years and that the Utility has arranged for the sale of distilled water produced from the operation of an AquaFuel apparatus and has arranged for the use of the AquaFuel apparatus in the reclamation of contaminated water. The Utility acknowledges TTL would not enter this agreement without the above described inducements. "Agreement")

1.0  Definitions

         1.1 "TTL", Toups Technology Licensing, Inc., a US public company headquartered at Suite 105, 7887 Bryan Diary Road, Largo, Florida 33777, which is engaged in the commercialization of market ready technologies and of which is the exclusive holder of all commercialization rights derived from the AquaFuel(TM) Patents.

         1.2 "Utility", companies De Luz Y Fuerza De Las Terrenas, C. por A., a Dominican Republic based Private Corporation headquartered at Polvorin No. 7. Ciudad Colonial, Santo Domingo, Dominican Republic and of which was formed to aid in the privatization of the Dominican Republican energy industry.

         1.3 "AquaFuel(TM)" the results of a process which encompasses an electric discharge on carbon rods within ordinary, sea or other forms of water. The discharge decomposes the carbon rods, separates the water and creates a plasma of mostly ionized hydrogen, oxygen and carbon atoms at about 5,000(degree)C. The atoms combined in various forms, cool down in the water surrounding the discharge and bubble to the surface where they are collected and stored. The collected gaseous material is known as AquaFuel(TM).

         1.4 "Aquafuel(TM) License Agreement". That world-wide exclusive AquaFuel(TM) rights agreement embodied in a License Agreement by and between William H. Richardson, Jr., 1496 Giles Street, Palm Bay, Fl 32907 acting for himself individually and as majority partner of WAFT Partners and Toups Technology Licensing Incorporated, Suite 707, 801 West Bay Drive, Largo, Fl 33640.

         1.5 "Aquafuel(TM) Patent" includes (list five patents) and means any patent (or patent application) whether United States patent or containing a claim defining the composition, design, manufacturing, structure, operation, or use of a fuel or fuel-related subject matter, insofar that contained within the AquaFuel(TM) License Agreement.

         1.6 "Affiliate". An affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

         1.7 "Capital Contribution(s)",. The capital contribution to the Joint Venture actually made by the parties, including property, cash and any additional capital contributions made.

         1.8 "Profits and Losses". Any income or loss of AquaFuel(TM) - Dominicana, S.A. as determined by AquaFuel(TM) - Dominicana's fiscal year, including, without limitation, each item of AquaFuel(TM) - Dominicana's income, gain, loss or deduction.

         1.9      Giga watt One Million Mega Watts

          1.10 C.D.E. Corporation Dominican of Electrify (Dominican Government Power Company)

          1.11 Demonstration Unit AquaFuel production gas generator and support equipment (compressors, filters, storage tank/s, carbon arch device ((such as welder or other device)), electric generator, piping ect.))) similar to the demo unit in Largo Fla.

         1.12 Pilot Unit AquaFuel production gas generator and support equipment (compressors, filters, storage tank/s, carbon arch device ((such as welder or other device)), electric generator, piping ect.))) with a minimum capacity of maintaining 4,000 cubic feet per hour on a 24 hr per day basis producing a BTU content equivalent to 35 gallons per hour of number 2 diesel, built it according to the design (see attachment B).


2.0  Joint Venture

2.1 Formation. The Parties hereto agree to form a Dominican Republic Corporation such that 51% (fifty-one percent) of the capital stock is owned by the Utility and 49% (forty-nine percent) is owned by TTL. The name of the Corporation shall be AquaFuel(TM)- Dominicana, S.A. (AquaFuel(TM) - Dominicana"). Immediately upon the execution of this Agreement, the Utility shall take all steps required for the legal formation of AquaFuel(TM)- Dominicana such that said Corporation shall be in existence no later than thirty days following the execution of this Agreement.

2.2 Capital AquaFuel Dominicana S.A. Authorized capital is twenty five million RD pesos and a subscribed and paid capital of fifteen million RD pesos. Funded according to the proportion stated in 2.1. either in cash or products and services mutually agreed upon by the parties. Delivery of technology and equipment by TTL represents the full and complete capital contribution of TTL relating to the capitalization of the joint venture.

2.3 Business Purpose. The business of AquaFuel(TM) - Dominicana shall be the construction and operation of an AquaFuel(TM) production facility as described throughout this Agreement. At a minimum, the resultant AquaFuel(TM) production facility must be able to manufacture sufficient AquaFuel(TM) to generate 1.653 gigawatts of electric power during a twenty-year period.

2.4 Term of the Agreement. AquaFuel(TM) - Dominicana shall commence on the date first above written and shall continue in existence until terminated, liquidated, or dissolved by law or as hereinafter provided.

2.5 Profits and Losses. Commencing on the date hereof and ending on the termination of the business of AquaFuel(TM)- Dominicana, all cash resulting from profits and other allocations to said Corporation shall be allocated quarterly no later than thirty days following each quarter as follows:

                           AquaFuel Dominican 51 %
                           TTL 49%

2.6 Business of AquaFuel(TM)-Dominicana. The AquaFuel(TM)-Dominicana Board of Directors shall have full, exclusive and complete authority and discretion in the management and control of the business of AquaFuel(TM)-Dominicana for the purposes herein stated and shall make all decisions affecting the business of AquaFuel(TM)-Dominicana.

3.0 Pilot Unit. No later than 120 days following the execution of this Agreement, TTL will deliver to Utility the pilot unit to Las Terenas, Samana Dominican Republic as described in 1.13 as TTL's contribution to the testing lab of AquaFuel Dominicana and Utility will immediately supply a one megawatt caterpillar diesel genreator model D399 and all testing and monitoring equipment to AquaFuel Dominicana. All equipment and supplies become property of AquaFuel Dominicana and all test results and certifications from all entities private, governmental and international can be published by both TTL and AquaFuel Dominicana.

(a) TTL shall

(i)  Complete  the   Applications   Engineering  and  shall  construct   through
     operation:

(ii) Furnish a demonstration unit within fifteen days of the execution of this Agreement for use within the Dominican Republic. The unit will demonstrate the characteristics of the AquaFuel(TM) gas in a manner similar to that witnessed by the Utility at TTL's Largo, Florida facility.

(iii) (Make available TTL personnel to set up, train and initially conduct the demonstration until personnel within the Dominican Republic can carry on independently. TTL estimates such training will take approximately one week.

(iv) Construct one commercial AquaFuel(TM)production unit capable of producing gas at the rate of 4,000 cubic feet per hour.

(v)      Furnish the  engineering  data needed to scale up the unit described in item 3.0 (a) (I) (d) herein above relating to matters such as rod size, collection unit and other necessary components leading to the full production plant.

(vii) Construct a prototype unit demonstrating the wastewater recycling plant.

(viii) Construct a prototype unit demonstrating the power generation abilities of the A AquaFuel(TM) gas.

(ix) Furnish all engineering data developed in this phase regarding other characteristics of AquaFuel(TM).

(b) The Utility shall

(i) Purchase directly or through an associate, $500,000 of TTL common stock at the rate of $1.00 per common share and TTL shall dedicate such proceeds exclusively toward the Aquafuel Dominicana.. The purchase of hte Shares shall conclude no later than five days after the execution of this Agreement.

3.1 Location. The work to be done in this development phase will be done in Largo, Florida. Design, testing, and completion of commercial units will be done in Largo with Utility personnel support. After the equipment has been produced and tested, it will be moved to the Dominican Republic.

4.0  Feasibility Study. The Feasibility Study phase is that which is embodied in
     Phase  3  of  TTL's  October  18,  1998   correspondence  to  the  Utility,
     (attachment A).

4.1 Purpose. AquaFuel(TM)- Dominicana shall conduct a feasibility study relating to the site (s) selected for the AquaFuel(TM) production facility.

4.2 Responsibilities

(a) TTL shall contribute engineering and other personnel on location in the Dominican Republic for the purposes of completing an Engineering Analysis in a form and content consistent with industry accepted standards of which shall also include an analysis relating to geographic proximity both to supplies and deliveries; pipelines, trucking routes and existing equipment.

(b) The Utility shall contribute engineering and other personnel on location in the Dominican Republic for the purposes of completing an Engineering Analysis in a form and content consistent with industry accepted standards of which shall also include an analysis relating to geographic proximity both to supplies and deliveries; pipelines, trucking routes and existing equipment.

4.3 Location. The feasibility study shall be conducted exclusively in the Dominican Republic at facilities provided by the Utility.

4.4 Schedule and Funding.

(i) Period of Feasibility Study. The feasibility study shall commence immediately upon the installation of the AquaFuel generator with a capability of at least 4,000 CF/hr.

(ii) Funding of Feasibility Study. The Utility shall provide and shall attach hereon as Appendix C and thereafter-said Appendix C shall be incorporated herein in the form of a Letter of Funding Commitment providing for the following: An irrevocable commitment to provide $200,000 to AquaFuel(TM)- Dominicana, S. A. For the purpose of conducting the Feasibility Study described herinabove,

5.0 Plant Design. The Plant Design phase is that which is embodied in Phase 4 of the TTL's October 18, 1998 correspondence to the Utility.

5.1 Purpose. Immediately upon completion of the Feasibility Study, AquaFuel(TM)- Dominicana shall commence the blue prints and designs for construction of the AquaFuel(TM) production facility.

5.2 Responsbilities.

         (ii) TTL shall contribute engineering and other personnel at its headquarters facility in Largo, FL, USA and on location in the Dominican Republic for the purposes of completing construction drawings in a form and content consistent with industry accepted standards.

         (iii) The Utility shall contribute engineering and other personnel at TTL's facilities in Largo, FL, USA and on location in the Dominican Republic for the purposes of completing construction drawings in the form and content consistent with industry accepted standards.

5.3 Location. Plant design shall be conducted both at TTL's facilities in Largo, Florida, USA and at facilities made available by the Utility in the Dominican Republic.

5.4 Schedule.

      (a) Period of Plant Design. Plant Design shall commence immediately upon receipt of completed Feasibility Study and is scheduled to conclude no later than sixty days thereafter.

      (b) Funding of Plant Design. The Utility shall provide and shall attach hereon as Appendix D and thereafter said Appendix D shall be incorporated herein in the form of a Letter of Funding Commitment providing for the following.

      (c) An  irrevocable   commitment  to  provide  $300,000  to  AquaFuel(TM)-
          Dominicana for the purpose of conducting the Plant Design drawings described hereinabove.

6.0 Construction. The Construction phase is that which is embodied in Phase 5 of TTL's October 18, 1998 correspondence to the Utility.

6.1 Purpose. Immediately upon receipt of the completed Plant Design drawings, AquaFuel(TM)-Dominicana shall cause for the construction of the AquaFuel(TM) production facility.

6.2 Responsibilities

      (a) TTL shall, as a result of items 3, 4 and 5 hereinabove described, support AquaFuel(TM)- Dominicana with any items relating to the construction of the AquaFuel(TM) production Facility.

      (b) The Utility shall, as a result of items 3, 4 and 5 hereinabove described, submit to AquaFuel(TM)- Dominicana an estimated operating analysis relating to staffing and day to day function of the AquaFuel(TM) production facility.

6.3 Location. The construction of the AquaFuel(TM) production facility shall be done at a site to be determined within the Dominican Republic.

6.4 Schedule.

(i) Period of Construction. Construction shall commence immediately upon receipt of the Plant Drawings and materials being available in the Dominican Republic and is scheduled to conclude no later than six months thereafter.

(ii) Funding of Plant Construction. The Utility shall provide and shall attach hereon as Appendix E and thereafter said Appendix E shall be incorporated herein in the form of a Letter of Funding Commitment providing for the following:

(a)  An   irrevocable   commitment   to  provide  a  minimum  of  $6,000,000  to
     AquaFuel(TM)-Dominicana for the purpose of constructing the Plant described hereinabove.

7.0   Check-Out/Divesting    Responsibilities   to   AquaFuel-Dominicana.    The
Check-Out/Divesting phase is that which is embodied in Phase 6 of TTL's October 18, 1998 correspondence to the Utility.

7.1  Purpose.   Immediately  after  construction  of  the  AquaFuel   production
     facility,   AquaFuel-Dominicana  shall  activate  the  AquaFuel  production facility

7.2       Responsibilities.

(a) TTL shall, during a thirty-day period following activation of the AquaFuel production facility, provide necessary personnel and expertise to ensure continued operations. Any significant interruptions in the operation of the AquaFuel production facility shall cause for this thirty-day period to begin anew and continue for thirty-days following any such interruption. Immediately upon completion of a thirty-day period of operations, TTL shall have no further responsibilities relating to AguaFuel-Dominicana except by virtue of its 49% capital ownership

(b) The Utility shall, during a thirty-day period following activation of the AquaFuel production facility, provide necessary personnel and expertise to ensure continued operations. Any significant interruptions in the operation of the AquaFuel production facility shall cause for this thirty-day period to begin anew and continue for thirty-days following any such interruption. Immediately upon completion of a thirty-day period of operations, the
     Utility shall have no further responsibilities relating to AquaFuel-Dominicana except by virtue of its 51% capital ownership.

         7.3 Location. All Check-Out/Divesting activities shall occur on site at the AquaFuel production facility located in the Dominican Republic.

         7.4  Schedule.

         (i) Period of Checkout. Check-out shall commence immediately upon the activation of AquaFuel production facility and shall continue for a period of thirty days following the activation. In the event of any significant interruption, the Check-out period shall commence anew and shall continue until such time as the AquaFuel production facility is able to operate uninterrupted for a period of thirty days.

         (ii) Divesting of Responsibilities. Upon fulfillment of this Item 7, neither TTL nor the Utility shall have any further obligations whatsoever to AquaFuel-Dominicana as it relates to the operations of the AquaFuel production facility except as either or both are obligated as a result of their ownership in AquaFuel-Dominicana.

8.0 Patents. The Utility acknowledges that TTL is granted its world-wide exclusive commercialization rights to the AquaFuel Technology by virtue of the AquaFuel License Agreement. As such, TTL may not apply for nor receive any patents, US or otherwise, relating to the AquaFuel Technology. However, TTL may require that the grantor of the AquaFuel License acquire whatever patents in whatever countries are deemed necessary for the continuation of TTL's obligations under the AquaFuel License Agreement. As such, any patents therein acquired, regardless of nationality, would become a part of the AquaFuel License Agreement and TTL would have all world wide rights thereunto pertaining.

9.0 Validity of Transactions. Affiliates of the parties to this Agreement may be engage to perform services for AquaFuel-Dominicana. The validity of any transaction, agreement or payment involving AquaFuel-Dominicana and any affiliates of the parties to this Agreement otherwise permitted by the terms if this Agreement shall not be affected by reason of the relationship between them and such Affiliates or approval of said transactions, agreement or payment.

10.0 Other Business of the Parties of this Agreement. The parties to this Agreement and their respective Affiliates may have interests in business other than AquaFuel-Dominicana business. AquaFuel-Dominicana shall not have the right to the income or proceeds derived from such other business interests and, even if they are competitive with the AquaFuel-Dominicana business, such business interests shall not be deemed wrongful or improper.

11.0 Events of Dissolution of AquaFuel-Dominicana. AquaFuel-Dominicana shall be dissolved upon the happening of any of the following events:

      (a) The adjudication of bankruptcy, filing of a petition pursuant to a Chapter of the United States Federal Bankruptcy Act, withdrawal, removal or insolvency of either of the parties.

      (b) The sale or other disposition, not including an exchange of all, substantially all, of AquaFuel-Dominicana assets.

      (c) Mutual agreement of the parties.

12.0 Books and Records. AquaFuel-Dominicana shall keep adequate books and records at its place of business, setting forth a true account of all business transactions arising out of and in connection with the conduct of AquaFuel-Dominicana.

13.0 Confidentiality. Prior to this Agreement, any and all rights to the AquaFuel Technology were exclusive those of TTL and were not in any manner those of the Utility.

      (i) To the extent that the Utility receives know-how, or either party becomes aware of other proprietary information from the other party via their relationship pursuant to this Agreement, each recipient of such information will hold it in confidence so long as the other party effectively treats it as confidential, except as specific information becomes public knowledge otherwise than by or from the Utility.

      (ii) The parties will ensure that their personnel sign Confidentiality and/or Non-Competition Agreements in customary from or otherwise as may reasonably be required by either party; moreover, if disclosure thereof to suppliers is desirable to assure satisfactory nature or quality of materials or methods said specific suppliers must first have like agreements with their employees.

      (iii) The forgoing obligation to keep proprietary information confidential and to safeguard it within the organization of a party will survive any termination of this Agreement to the extent that such information is not common trade knowledge.

14.0 Termination. The Agreement may be terminated by the board of directors of either TTL or the Utility at any time if:

      (a) There shall be any actual or threatened action or proceeding before any court or any governmental body which shall see to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      (b) Any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with this Agreement.

14.1 In the event of termination pursuant to this paragraph 15, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

14.2 This Agreement may be terminated at any time by action of the board of directors of TTL if (i) the Utility shall fail to comply in any material respect with any of it covenants or agreement contained in this Agreement or if any of the representations or warranties of the Utility contained herein shall be inaccurate in any materials respect or (ii) TTL determines that there has been or is likely to be any material adverse change in the financial or legal condition of the Utility. In the event of termination pursuant to this Item 15.2, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs in connection with the negotiation, preparations, and execution of this Agreement and the transaction contemplated hereby.

14.3 This Agreement may be terminated at any time by action of the board of directors of the Utility if (i) TTl shall fail to comply in any material respect with any of its covenants or agreement contained herein shall be inaccurate in any material respect, or (ii) the Utility determines that there has been or is likely to be any material respect, or (ii) the Utility determines that there has been or is likely to be any adverse change in the financial or legal condition of TTL in the event of termination pursuant to this Item 15.3, no obligation, right, remedy, or liability shall arise hereunder. All parties shall each bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

15.0 Representation, Covenants and Warranties of TTL. As an inducement to, and to obtain the reliance of the Utility, TTL represents and warrants as follows:

 15.1 Organization. TTL is, and will be sold on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement in accordance with the terms hereof will, not violate any provision of TTL's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

15.2      In  addition  to the shares that the  Utility  will buy  according  to article 3.0 b). i), TTL will issue to Utility or assignee an extra 500,000 registered shares of TTL stock and agrees to submit proof of same as a appendix to this agreeent, as a compensation for the risks incurred by the Utility in the development of the current contract.

15.3 Approval of Agreement. TTL has full power, authority, and legal right and has taken, or will taken all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver the Agreement and to consummate the transactions herein contemplated. The board of directors of TTL has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby in compliance with the state and federal corporate and securities laws.

15.4 Litigation and Proceedings. There are no material actions, suits, or administrative or other proceedings pending or, to the knowledge of TTL, threatened by or against TTL or adversely affecting TTL or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before an arbitrator of any kind. TTL does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

15.5 Compliance With Laws and Regulations. TTL has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i) could not materially and adversely affect the business, operations, properties, assets, or condition of TTL or (ii) could not result in the occurrence of any material liability for TTL. To the best knowledge of TTL, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any form required by state and federal securities laws.

15.6 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the, transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contracted, agreement, or instrument to which TTL is a party or to which any of its properties or operations are subject. All issued and outstanding shares of TTL are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of TTL.

15.7 Applicable Law. This contract will be under The Florida States' law and the Dominican Repulic's law.

16.0 Representation, Covenants and Warranties of the Utility. As an inducement to, and to obtain the reliance of the TTL, the Utility represents and warrants as follows:

16.1 Organization. The Utility is, and will be a corporation duly organized, validly existing, and in good standing under the laws of the Dominican Republic and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the Utility's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

16.2 Approval of Agreement. The Utility has full power, authority, and legal right and has taken, or will taken all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver the Agreement and to consummate the transactions herein contemplated. The board of directors of the Utility has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby in compliance with applicable laws.

16.3 Litigation and Proceedings. There are no material actions, suits, or administrative or other proceedings pending or, to the knowledge of the Utility, threatened by or against the Utility or adversely affecting the Utility or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before and arbitrator of any kind. The Utility does not have any knowledge of any default on its part with respect to any judgment, order; writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

16.4 Compliance With Laws and Regulations. The Utility has complied with all applicable statutes and regulations of any governmental entity or agency thereof, except to the extent that noncompliance (I) could not materially and adversely affect the business, operations, properties, assets, or condition of the Utility or (ii) could not result in the occurrence of any material liability for the Utility. To the best knowledge of the Utility, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any form required by state and federal securities laws.

16.5 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which the Utility is a party or to which any of its properties or operations are subject. All issued and outstanding shares of the Utility are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of the Utility.

17.0 Conditions Precedent to Closing. At or prior to executing this Agreement, the following must occur:

         (i) Purchase of US$500,000 of TTL common stock at the rate of $1 per common share, (to be fully registered). (ii) TTL will register 1,000,000 shares of TTL common stock under the Utility name or assignee (500,000 @ USD$1.00(a) and
              500,000 @ USD$0.00 cost to Utility) (iii) Attachment of Appendix C, hereto;
         (iv) Resolution of Acceptance from TTL's Board of Directors; (v) Resolution of Acceptance from the Utility's Board of Directors.

18.0 Miscellaneous

18.1 Nothing within this Agreement shall authorize AquaFuel(TM)-Dominicana or the Utility to issue shares in AquaFuel(TM)-Dominicana which would reduce the ownership of TTL below 49% (forty nine percent). In the event that AquaFuel(TM)-Dominicana issues shares as a result of any activity, it shall issue sufficient shares to TTL, at no additional cost, such that TTL shall own 49% of AquaFuel(TM)-Dominicana both before and after any such issuance.

18.2 If any one or more provision(s) or effect(s) of this Agreement should prove to be invalid or unenforceable, and the Agreement be otherwise valid and enforceable, the invalid or unenforceable provision or portion thereof will be severed and the remainder of the Agreement be and remain valid and enforceable to the fullest extent permitted by applicable law.

18.3 This License Agreement is made for the benefit of the parties, their heirs, successors, and assigns, and any other person or legal entity named in any provision hereof, and not made to give any unnamed person or legal entity any right of action whatever.

18.4 Each statement made in this Agreement is deemed material, and each party is entitled to rely, and deemed to have relied, upon the truth and correctness thereof in entering into this Agreement.

18.5 Each party acknowledges that he (it) has received advice of independent counsel of choice as to the inducements, provisions, and terms of this Agreement, and their effect, whereupon entering into this License Agreement is each party's free and independent act.

18.6 This Agreement is to be governed by the United States Federal law to whatever extent a proprietary right granted by the United States is involved, and otherwise by Florida law, except as activities of a party in any other State or Country render that other State's or Country's law applicable.

18.7 Notice to be given under this Agreement will be in writing and be addressed to the other party at the address of such party hereinabove, unless such address has been superseded by like notice, whereupon the latest noticed address thereof is to be used. Notice will be effective when delivered to the addressee, or if not a change of address- when sent by Express or Registered mail so addressed.

18.8 This Agreement sets forth the entire intent and understanding of the parties with regard to the subject matter hereof, and merges any prior negotiations of agreements by the parties as to such subject matter, and no addition, deletion, or other modification of the wording hereof may be made except in writing subsequent hereto and signed by the party or parties to be bound thereby.

18.9 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

18.10  The headings, titles and subtitles used in this Agreement are for ease of
       reference   only  and  shall  not   control  or  affect  the  meaning  or
       construction of any provision hereof.

18.11 Upon fulfillment of this Agreement, TTL shall grant exclusive rights for the Dominican Republic, Caribbean, Central America and South America for the production, distribution and commercialization of AquaFuel. The terms and conditions of such rights shall be the subjet of a separate agreement setting forth performane critria and further obligations of both parties.

Executed Monday , December 16, 1998

For Utility                                                   For TTL

S/S ING. JOSE OSCAR ORSINI BOSCH            S/S LEON H. TOUPS
Mr. Ing. Jose Oscar Orsini Bosch, Presidente         Leon H. Toups, President

     Yo, Lic. Mercedes Tavares de Jimenez, Notario Uublico de los del numero del Distrito Nacional, con mi domicilio y residencia en es ta ciudad y estudio abierto en la casa numero 14 de la calle Jose Amado Soler, CERTIFICO Y DOY FE:
Que ante mi comparecio el Ing. - JOSE OSCAR ORSINI BOSCH, cuyus calidades y referencias personales constan en el acto que antecede y voluntariamente firmo en mi pre sencia dicho documento. Santo Domingo, Distrito Narcional, dieci-seis
(16) de diciembre de mil novecientos, noventa y ocho (1998)

Lic. Mercedes Tavares de Jimenez
Natrio Publico